Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1997 Stock Option Plan, 1998 Stock Option Plan, 2000 Stock Option Plan, 2004 Stock Option Plan, 2006 Stock Option and Incentive Plan and 2006 Employee Stock Purchase Plan of LeMaitre Vascular, Inc. of our report dated June 21, 2006 with respect to the consolidated financial statements for the years ended December 31, 2003, 2004 and 2005 of LeMaitre Vascular, Inc. included in the Company’s Registration Statement on Form S-1 (File No. 333-133532), as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Boston, Massachusetts
October 18, 2006